AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made this 27th day of September 2007 by and between Pretoria Resources Two, Inc., a Nevada corporation ("PRETORIA-NEVADA" or the “Surviving Corporation”), and Pretoria Resources, Inc., a Delaware corporation ("PRETORIA-DELAWARE"). PRETORIA-NEVADA and PRETORIA-DELAWARE are hereinafter sometimes collectively referred to as the "Constituent Corporations."

RECITALS

A. PRETORIA-DELAWARE was incorporated under the laws of the State of Delaware on April 11, 2007. PRETORIA-DELAWARE’s current authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share ("PRETORIA-DELAWARE Common Stock"), of which 1,500,000 shares are issued and outstanding, and 10,000,0000 shares of blank check preferred stock, par value $.0001 per share, none of which have been designated or are outstanding.

B. PRETORIA-NEVADA was incorporated under the laws of the State of Nevada on September 27, 2007. Its authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share ("PRETORIA-NEVADA Common Stock"), of which 1,000 shares are issued and outstanding, all of which are owned by PRETORIA-DELAWARE, and 10,000,000 shares of blank check preferred stock, par value $.0001 per share, none of which have been designated or are outstanding.

C. The respective Boards of Directors of PRETORIA-NEVADA and PRETORIA-DELAWARE deem it advisable and to the advantage of each of the Constituent Corporations that PRETORIA- DELAWARE merge with and into PRETORIA- NEVADA (the “Merger”) upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of PRETORIA-DELAWARE from Delaware to Nevada.

D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that PRETORIA-DELAWARE shall merge with and into PRETORIA-NEVADA on the following terms, conditions and other provisions:

1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), PRETORIA-DELAWARE, the parent, shall be merged with and into PRETORIA-NEVADA, the subsidiary, (the "Merger"), and PRETORIA-NEVADA shall be the surviving corporation of the Merger (the "Surviving Corporation").

The Merger shall become effective upon the close of business on the date when a duly executed copy of Articles of Merger and all other required certificates are filed with the Secretary of States of each of the State of Delaware and the State of Nevada (the "Effective Time").

2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of PRETORIA-DELAWARE shall cease; the corporate identity, existence, powers, rights and immunities of PRETORIA-NEVADA as the Surviving Corporation shall continue unimpaired by the Merger; and PRETORIA-NEVADA shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of PRETORIA-DELAWARE, all without further act or deed. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation.

3. GOVERNING DOCUMENTS. At the Effective Time, the Articles of Incorporation of PRETORIA-NEVADA in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and the By-Laws of PRETORIA-NEVADA in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation. These documents are annexed hereto as Exhibits A and B, respectively.

4. DIRECTORS, OFFICERS AND COMMITTEES OF THE BOARD. At the Effective Time, the directors, officers and committee members of PRETORIA-NEVADA shall be and become the directors, officers and committee members (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

5. CONVERSION OF SHARES OF PRETORIA-DELAWARE. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of PRETORIA-DELAWARE Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of PRETORIA-NEVADA Common Stock.

6. CANCELLATION OF SHARES OF PRETORIA-DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of PRETORIA-DELAWARE Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of PRETORIA-DELAWARE Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of PRETORIA-NEVADA Common Stock into which such shares of PRETORIA-DELAWARE Common Stock are converted as provided herein.

The registered owner on the books and records of PRETORIA-DELAWARE of any outstanding stock certificates evidencing shares of PRETORIA-DELAWARE Common Stock shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to PRETORIA-NEVADA or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of PRETORIA-NEVADA Common Stock evidenced by such outstanding certificates as above provided.

8. EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time, PRETORIA-NEVADA shall deliver to each holder of PRETORIA-DELAWARE Common Stock appropriate transmittal forms by which holders of certificates representing PRETORIA-DELAWARE Common Stock may exchange such certificates for certificates representing a like number of shares of PRETORIA-NEVADA Common Stock.

9. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of PRETORIA-DELAWARE such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PRETORIA-DELAWARE, and otherwise to carry out the purposes of this Merger Agreement.

The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of PRETORIA-DELAWARE, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

10. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the holders of a majority of the outstanding shares of PRETORIA-DELAWARE Common Stock prior to or at the Effective Time.

11. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of PRETORIA-DELAWARE or PRETORIA-NEVADA, notwithstanding approval of this Merger Agreement by the Board of Directors and shareholders of PRETORIA-DELAWARE and the Board of Directors of PRETORIA-NEVADA.

12. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of PRETORIA-DELAWARE; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of PRETORIA-DELAWARE or the sole holder of shares of PRETORIA-NEVADA Common Stock shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of PRETORIA-DELAWARE; (ii) alter or change any of the terms of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of PRETORIA-DELAWARE.

13. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

14. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Nevada, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of PRETORIA-DELAWARE and the Merger.

15. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized as of the date first written above.

PRETORIA RESOURCES, INC. a Delaware corporation

By:	/s/ Barbara Deadwiley
Secretary

PRETORIA RESOURCES TWO, INC. a Nevada corporation

By:	/s/ Gail Davis
President